UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Health Care Property Investors, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HEALTH CARE PROPERTY INVESTORS, INC.

3760 Kilroy Airport Way

Suite 300

Long Beach, CA 90806

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 12, 2005

Our annual meeting of stockholders will be held at the Long Beach Marriott, 4700 Airport Plaza Drive, Long Beach, CA 90815, on Thursday, May 12, 2005, at 9:30 a.m., California time, for the purposes of:

(1) electing ten (10) directors. Each of the directors so elected shall serve until the 2006 annual meeting of stockholders or until his or her successor is duly elected and qualified;

(2) ratifying the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2005;

(3) considering and acting upon the stockholder proposal set forth in the accompanying proxy statement; and

(4) transacting such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

Only those stockholders whose names appear on our books as owning our common stock at the close of business on March 24, 2005, are entitled to notice of, and to vote at, our annual meeting or any adjournment or adjournments of our annual meeting.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the annual meeting, please sign and date the enclosed proxy and return it as promptly as possible in the enclosed self-addressed, postage-prepaid envelope. If you attend the annual meeting and wish to vote in person, your proxy will not be used.

By Order of the Board of Directors

Edward J. Henning
Corporate Secretary

Long Beach, California

April 8, 2005

HEALTH CARE PROPERTY INVESTORS, INC.

PROXY STATEMENT

This proxy statement is furnished to our stockholders in connection with our Board of Directors’ solicitation of proxies for use at our annual meeting of stockholders to be held on May 12, 2005, and at any and all adjournments of our annual meeting (the “annual meeting”). Our principal executive offices are located at 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806. The approximate date on which this proxy statement and form of proxy solicited on behalf of the Board of Directors will be sent to our stockholders is April 8, 2005.

On March 24, 2005, the record date for the determination of which stockholders are entitled to notice of, and to vote at, our annual meeting, Health Care Property Investors, Inc. (“HCP,” the “Company,” “us,” or “we”), had 134,303,348 shares of common stock outstanding. Each such share is entitled to one vote on all matters properly brought before the meeting. All share and share price information included in this proxy statement has been adjusted as applicable to give effect to HCP’s 2-for-1 stock split effective March 2, 2004.

PROXY SOLICITATION AND VOTING

All shares of our common stock which are entitled to vote and are represented at the annual meeting by properly executed proxies received at or prior to the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions specified on the proxies. If no instructions are specified, the proxies will be voted:

•	FOR the election of the following ten nominees to the Board of Directors: Mary A. Cirillo, Robert R. Fanning, Jr., James F. Flaherty III, David B. Henry, Michael D. McKee, Harold M. Messmer, Jr., Peter L. Rhein, Kenneth B. Roath, Richard M. Rosenberg and Joseph P. Sullivan;

•	FOR the ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2005; and

•	AGAINST the shareholder’s proposal requesting that a committee of independent directors of the Board assess how HCP is responding to rising regulatory, competitive and public pressure to increase energy efficiency and reduce greenhouse gas emissions and report to stockholders by September 1, 2005.

If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the annual meeting to another time or place, the persons named in the proxy will have discretion to vote on these matters in accordance with their best judgment.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

•	filing with our Corporate Secretary, at or before the voting at the annual meeting, a written notice of revocation bearing a later date than the proxy; or

•	duly executing a proxy with a later date and delivering it to our Corporate Secretary before the voting at the annual meeting; or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not by itself constitute a revocation of a proxy.

Any written notice of revocation or subsequent proxy should be sent to our Corporate Secretary, or hand delivered to our Corporate Secretary at or before the voting at the annual meeting.

Voting Electronically, Over the Internet or by Telephone

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of the Annual Report and proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions. The Internet and telephone voting facilities will close at 11:59 p.m. E.S.T. on May 11, 2005. Stockholders who vote through the Internet or telephone should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the stockholder. Stockholders who vote by Internet or telephone need not return a proxy card by mail. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy in the self-addressed postage paid envelope provided.

Solicitation of Proxies

The cost of the solicitation of proxies will be borne by HCP. In addition to solicitation by mail, directors and officers of HCP, without receiving any additional compensation, may solicit proxies personally or by telephone. HCP will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so. HCP has retained the services of Georgeson Shareholder Communications Inc., for a fee of $9,000 plus out-of-pocket expenses, to assist in the solicitation of proxies.

Mail Date and Annual Report

On or about April 8, 2005, this proxy statement and the accompanying proxy card, together with a copy of our 2004 Annual Report, is being mailed to our stockholders, other than those who have elected to view the proxy statement and Annual Report over the Internet instead of receiving paper copies in the mail. An electronic version of our Annual Report on Form 10-K may be obtained from the website of the Securities and Exchange Commission, or SEC, located at www.sec.gov or from our website located at www.hcpi.com. Information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting materials. HCP will provide without charge to any person solicited hereby, upon the written request of any such person, a copy of HCP’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC. Such requests should be directed to: Corporate Secretary, Health Care Property Investors, Inc., 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806.

PRINCIPAL STOCKHOLDERS

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended, as of March 24 2005, the only persons known by us to beneficially own more than 5% of our common stock were as follows.

		Shares Beneficially Owned
Name of Beneficial Owner	Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Cohen & Steers Inc./Cohen & Steers Capital Management, Inc.	757 Third Avenue New York, NY 10017	9,725,108	(2)	7.2%

(1)	Except as otherwise noted, the entity or person listed has, with his spouse, as applicable, sole voting and dispositive power with respect to the shares listed.

(2)	According to a Schedule 13G/A filed on February 14, 2005, Cohen & Steers Capital Management, Inc., a wholly owned subsidiary of Cohen & Steers, Inc., is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Cohen & Steers Capital Management, Inc. has sole voting power over 9,489,508 shares and sole dispositive power over 9,725,108 shares of our common stock.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Stock Ownership

The following table sets forth HCP’s nominees for election as directors, all of whom are currently directors, and our six most highly compensated executive officers during fiscal 2004, other than our Chief Executive Officer, serving as executive officers at the end of fiscal 2004. These six executive officers and our Chief Executive Officer are referred to collectively as the “Named Executive Officers.” With respect to these individuals, set forth below is information regarding their ages, information as to the terms in office for our director nominees and the number of shares of our common stock owned beneficially by each of them on March 24, 2005.

			Shares Beneficially Owned(1)
Name	Age	First Elected or Appointed	Number of Shares		Number of Options(2)	Percent of Class (3)
Directors
Mary A. Cirillo	57	2004	2,400		0	*
Robert R. Fanning, Jr.	62	1985	44,000		92,000	*
James F. Flaherty III(4)	47	2002	245,690	(5)	220,000	*
David B. Henry	56	2004	2,400		0	*
Michael D. McKee	59	1989	100,900		92,000	*
Harold M. Messmer, Jr.	59	1985	238,200	(6)	20,000	*
Peter L. Rhein	63	1985	51,100		54,000	*
Kenneth B. Roath	69	1986	413,922		400,000	*
Richard M. Rosenberg	74	2003	6,800		0	*
Joseph P. Sullivan	62	2004	30,320		0	*
Named Executive Officers
Charles A. Elcan	41	n/a	67,656		1,245,158	1.0%
Paul F. Gallagher	44	n/a	40,000		11,636	*
Edward J. Henning	52	n/a	48,244		393,936	*
Stephen R. Maulbetsch	48	n/a	126,083		306,436	*
Talya Nevo-Hacohen	45	n/a	24,000		11,636	*
Mark A. Wallace	47	n/a	18,570		8,000	*
All directors, Named Executive Officers and other executive officers as a group (17 persons)			1,453,285		2,866,802	3.2%

*	Less than 1%
(1)

Except as otherwise noted below, each individual, with such person’s spouse, as applicable, has sole voting and investment power with respect to the shares listed. The information in this table under “Number of Shares” includes for each of the named individuals, the following number of shares of restricted stock as to which each individual has sole voting but not investment power: Ms. Cirillo, 2,400; Mr. Fanning, 3,600; Mr. Flaherty, 109,714; Mr. Henry, 1,800; Mr. McKee, 3,600; Mr. Messmer, 3,600; Mr. Rhein, 3,600; Mr. Roath, 60,000; Mr. Rosenberg, 4,200; Mr. Sullivan, 1,800; Mr. Elcan, 53,600; Mr. Gallagher, 32,000; Mr. Henning, 12,560; Mr. Maulbetsch, 13,560; Ms. Nevo-Hacohen, 19,200; and Mr. Wallace, 16,000. The information in this table does not include, for each of the named individuals, the following number of shares represented by restricted stock unit awards as of March 24, 2005 with respect to which the named individual has neither voting nor investment power: Mr. Flaherty, 217,270; Mr. Elcan, 31,524; Mr. Gallagher 25,230; Mr. Henning, 27,086; Mr. Maulbetsch, 29,830; Ms. Nevo-Hacohen, 24,630; and Mr. Wallace, 15,910.

(2)	Consists of shares purchasable upon exercise of outstanding stock options that are currently vested or vest within 60 days following March 24, 2005. For Mr. Elcan, this also includes 1,220,794 shares issuable upon conversion of non-managing membership units of HCPI/Tennessee, LLC. For more information on HCPI/Tennessee, see “Certain Transactions.”

(3)	Based on 134,303,348 shares outstanding at March 24, 2005. In addition, for purposes of computing the percentage of shares held by an individual, the number of shares outstanding includes shares purchasable by that individual within 60 days following March 24, 2005 upon exercise of outstanding stock options held by such person.

(4)	Mr. Flaherty is also President and Chief Executive Officer.

(5)	Includes 2,400 shares held in an irrevocable trust for the benefit of his children. Mr. Flaherty disclaims beneficial ownership of these shares.

(6)	Includes 75,000 shares held by 4M Partners, L.P. Mr. Messmer is the co-manager (along with his wife) of the limited liability company that is the general partner of 4M Partners. Mr. Messmer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

Directors of the Company

Set forth below is information regarding the principal occupation for the past five years of each of our nominees for election as directors, all of whom are currently directors.

Mary A. Cirillo.    Ms. Cirillo is the former Chairman and Chief Executive Officer of OPCENTER, a company which provides help desk and network operations services. From 1997 through 2000, she served as Executive Vice President of Bankers Trust Company. From 1977 to 1997, she was with Citibank, N.A., most recently serving as Senior Vice President. Ms. Cirillo is on the Advisory Board of Hudson Ventures and has served as a Director of Quest Diagnostics Incorporated (NYSE: DGX), and currently serves on the Board of Directors of Dealer Track, a premier web-based company that automates the automotive financing process, and GlobalServe, a technology purchasing and procurement and asset management consulting services company. Ms. Cirillo is also a Director of several non-profit organizations, including Roundabout Theater, Urban Education Exchange and B.E.S.T.

Robert R. Fanning, Jr.    Mr. Fanning was President of Beverly Hospital Corporation, now Northeast Hospital Corporation, from 1980 until 2000. Mr. Fanning was President of Northeast Health Systems, Inc. since 1983 and has been President Emeritus of Northeast Health Systems, Inc. since 2000. From 2000 to 2003, he was a Principal of BBK Consulting, Southfield, Michigan, specializing in health care consulting and business revitalization. Since 2004, Mr. Fanning has been a Director of Speltz & Weis LLC, a firm specializing in interim management of financially challenged hospitals and health care systems. Mr. Fanning is currently the Chief Operating Officer of Saint Vincent Catholic Medical Centers in New York City. Mr. Fanning has been a member of the Massachusetts Health and Educational Facilities Authority since 1985 and Chairman of the Authority since 1993. He is a past Chairman of the American College of Healthcare Executives. He has also served as past Chairman of the Massachusetts Hospital Association.

James F. Flaherty III.    Mr. Flaherty is our President and Chief Executive Officer and a member of our Board of Directors. Prior to joining HCP in October 2002, Mr. Flaherty was affiliated with Merrill Lynch & Co. for 19 years, serving in a variety of investment banking, capital markets and private equity functions in New York, London and Los Angeles and was head of Merrill Lynch’s Global Health Care Group. In January 1991, Mr. Flaherty was elected Managing Director at Merrill Lynch and oversaw a number of investment banking industry groups. In addition, from 1995 to 2001, Mr. Flaherty was a member of Merrill Lynch’s Investment Banking Operating Committee. Mr. Flaherty serves on the Board of Directors and chairs the Audit and Finance Committee of Quest Diagnostics Incorporated (NYSE: DGX), the nation’s leading provider of diagnostic testing, information and services. He also sits on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT). From 1991 to 2001, Mr. Flaherty was a member of the Board of Trustees at St. John’s Hospital and Health Center in Santa Monica, California. He currently serves as a member of the College of Arts and Letters Advisory Council at the University of Notre Dame.

David B. Henry.    Mr. Henry has been Vice-Chairman of the Board of Directors and Chief Investment Officer of Kimco Realty (NYSE: KIM), a real estate investment trust, since May 2001. Mr. Henry joined Kimco Realty Corporation after 23 years at General Electric where he was Chief Investment Officer and Senior Vice President of GE Capital Real Estate and Chairman of GE Capital Investment Advisors. Mr. Henry was responsible for managing real estate investments totaling more than $20.0 billion in 11 countries worldwide. In his GE Capital Real Estate career, Mr. Henry also had operating responsibilities for a variety of individual and real estate businesses including joint ventures, pension advisory services and U.S. origination activities in Mexico, Canada, Asia and Australia. Mr. Henry also is a Director of The Retail Initiative (TRI, Inc.) and serves on Our Lady of Fatima/St. Mary’s Region V School Board.

Michael D. McKee.    Mr. McKee is Vice Chairman of the Board and Chief Operating Officer of The Irvine Company, a development and investment company, and has been an executive officer of The Irvine Company since 1994. Prior thereto, he was a partner with the international law firm of Latham & Watkins LLP from 1986 to 1994. Mr. McKee is a Director of Realty Income Corporation (NYSE: O) and Mandalay Resort Group (NYSE: MBG) and he serves on the Board of Directors of several non-profits including the Hoag Hospital Foundation, the Fletcher Jones Foundation and the Donald Bren Foundation.

Harold M. Messmer, Jr.    Mr. Messmer has been Chairman and Chief Executive Officer of the global staffing firm Robert Half International Inc. (NYSE: RHI) since 1986. In addition to its professional staffing services, RHI is the parent company of Protiviti, a leading internal audit and business risk consulting firm. Mr. Messmer also is a member of the Executive Council of the Medical Center of UCSF (University of California San Francisco) and serves on the Board of Governors of the UCSF Foundation.

Peter L. Rhein.    Mr. Rhein has been a general partner of Sarlot and Rhein, a real estate investment and development partnership, since 1967. From 1970 until 1984, he was employed in various capacities by Wells Fargo Realty Advisors and its affiliates. From 1976 until 1984, he was Vice President, Treasurer and Chief Financial Officer of Wells Fargo Mortgage and Equity Trust, a real estate investment trust. Since 2004, Mr. Rhein has been a Director of Cohen & Steers, Inc. (NYSE:CNS), the nation’s largest manager of real estate mutual funds. Mr. Rhein also serves on the Board of Governors of the Fulfillment Fund, a non-profit organization which supports education for disadvantaged students. Mr. Rhein is a certified public accountant.

Kenneth B. Roath.    Mr. Roath has been Chairman of our Board of Directors since 1988. Mr. Roath joined HCP at its inception in March 1985, as President and Chief Operating Officer, prior to its becoming a public company. From 1988 until May 2003, he was our Chairman of the Board and Chief Executive Officer. Before his affiliation with HCP, Mr. Roath spent 17 years with Pacific Holding Corporation of Los Angeles, serving in a variety of capacities including President, Director and Chief Operating Officer. From 1996 to 2002, Mr. Roath served on the Board of Directors of Arden Realty, Inc. (NYSE: ARI) and, was a Director at Franchise Finance Corporation of America from its inception in 1994 until it was sold in 2001. Mr. Roath is past Chairman of the National Association of Real Estate Investment Trusts and a current Special Member of the organization’s Board of Governors. From 1996 to 1999, he served as Chairman of The Burnham Institute (formerly The La Jolla Cancer Research Center), one of the nation’s 10 Basic Cancer Research Centers as designated by the National Institutes of Health. He is also a former Trustee of the Los Angeles Orthopedic Hospital.

Richard M. Rosenberg.    Mr. Rosenberg is the retired Chairman and Chief Executive Officer of BankAmerica Corp., positions he held from 1990 until 1996. Prior to joining BankAmerica Corp. in 1987, Mr. Rosenberg served as President and Chief Operating Officer of Seattle-First National Bank and Seafirst Corp. He served as Vice Chairman and Director of Wells Fargo Bank and was with that organization for 22 years. Mr. Rosenberg is a Director of Exigen Group, a global business process solutions company. Mr. Rosenberg serves on the Board of Directors of several non-profit organizations, including the San Francisco Symphony. He is also on the Board of Governors of the UCSF Foundation and the Buck Institute for Age Research and serves as a Trustee of the California Institute of Technology.

Joseph P. Sullivan.    Mr. Sullivan served as Chairman of the Board and Chief Executive Officer of Protocare, Inc., a health care clinical trials and consulting organization, from March 2000 through March 2003. He was Chairman of the Board, Chief Executive Officer and President of American Health Properties, Inc. from 1993 until HCP’s acquisition of American Health Properties in 1999. Mr. Sullivan currently serves as Chairman of the Board of Advisors of RAND Health and Vice Chairman of the Board of Advisors of the UCLA Medical Center Board of Advisors. He is a Director of Amylin Pharmaceuticals, Inc. (NASDAQ: AMLN), a biopharmaceutical company engaged in the discovery, development and commercialization of drug candidates for the treatment of diabetes and other metabolic diseases, Covenant Care, Inc., a provider of long term care services, SCCI Hospitals, Inc., a specialty acute care hospital system and AutoGenomics, an early stage private company developing a fully automatic laboratory machine for protemic and genetic testing.

Executive Officers of the Company

The following sets forth biographical information regarding our executive officers as of April 8, 2005, other than Mr. Flaherty, whose biographical information is set forth above.

Charles A. Elcan.    Mr. Elcan, 41, became Executive Vice President—Medical Office Operations on October 2, 2003. Prior to that date, he served as Chief Executive Officer and President of MedCap Properties, LLC, a real estate company located in Nashville, Tennessee that owned, operated and developed real estate in the healthcare field, which HCP acquired in October 2003. From 1992 to 1997, Mr. Elcan was a founder and investor in Behavioral Healthcare Corporation (now Ardent Health Services LLC), a healthcare company that owns and operates psychiatric and acute care hospitals. Mr. Elcan currently serves on the Board of Directors and sits on the Audit and Compensation Committees of Rex Stores Corporation (NYSE: RSC), a specialty retailer in the consumer electronics/appliance industry. Mr. Elcan also serves on the Board of Directors and sits on the Compensation Committee of Kimpton Hotel and Restaurant Group, a private owner and operator of boutique hotels based in San Francisco.

Paul F. Gallagher.    Mr. Gallagher, 44, became Executive Vice President—Portfolio Strategy of HCP on October 1, 2003. Prior to that date, since 1988, he was employed by General Electric Commercial Finance, including most recently as Managing Director of their Strategic Ventures department, one of the nation’s leading commercial finance organizations. Mr. Gallagher was the Director of Mortgage Lending for E.F. Hutton Life Insurance Company in Los Angeles.

Edward J. Henning.    Mr. Henning, 52, became Senior Vice President, General Counsel and Corporate Secretary of HCP in 1995 after joining HCP in 1994 as Vice President, Senior Legal Counsel and Corporate Secretary. Mr. Henning was Vice President and Legal Counsel for Weyerhaeuser Mortgage Company from 1992 to 1994 and prior thereto was an attorney with the international law firm of Latham & Watkins LLP from 1984 to 1992.

Stephen R. Maulbetsch.    Mr. Maulbetsch, 48, has been employed by HCP since 1985 and became Senior Vice President—Property and Acquisition Analysis in 1995, which title changed to Senior Vice President—Acquisitions in 1998, and Senior Vice President—Acquisitions and Dispositions in 2003. Prior to joining HCP, Mr. Maulbetsch held positions at a CPA firm and property management/real estate syndication company, both headquartered in Michigan.

Talya Nevo-Hacohen.    Ms. Nevo-Hacohen, 45, became Senior Vice President—Strategic Development and Treasurer of HCP on her hire date in April 2003. From August 1993 until joining HCP, she was affiliated with Goldman, Sachs & Co., where she held senior level positions in the investment banking and finance, operations and administration divisions. Prior to her affiliation with Goldman Sachs, Ms. Nevo-Hacohen practiced architecture and was associated with several architectural firms in New York.

Mark A. Wallace.    Mr. Wallace, 47, became Senior Vice President and Chief Financial Officer of HCP on March 15, 2004. Prior to joining HCP, from August 2003 through November 2003, Mr. Wallace served as Chief Financial Officer of Atrix Laboratories, a specialty pharmaceutical company. He served as Executive Vice President and CFO of Titanium Metal Corporation, a titanium manufacturer, from 2000 to 2002, and Vice President of Information Technology and Strategic Change, from 1997 to 2000. In addition, he served as Vice President and CFO of Tremont Corporation, a metal products production company, from 2000 to 2002. Mr. Wallace’s past employment also includes ten years in the Dallas office of Arthur Andersen & Co. He is a certified public accountant.

There are no family relationships among any directors or executive officers of HCP.

Board Meeting Attendance

During 2004, the Board of Directors held eight Board meetings. During that period, each of the directors attended at least 75% of the meetings of the Board and committees of the Board on which he or she served. Our policy is that directors should make every effort to attend in person the four regularly scheduled quarterly meetings of the Board and the annual stockholders meeting, as well as the associated meetings of committees of which they are members and all other scheduled meetings of the Board and meetings of committees of which they are members. Members may attend such meetings by telephone or video conference if necessary to mitigate conflicts. All of our Board members attended the 2004 Annual Stockholder Meeting.

Board Independence

The Board has determined, in accordance with the categorical standards discussed below, that each of Ms. Cirillo and Messrs. Fanning, Henry, McKee, Messmer, Rhein, Rosenberg and Sullivan is independent within the meaning of the rules of the NYSE. The Board further determined that neither Mr. Flaherty nor Mr. Roath is independent due to their current employment with HCP.

The Board established and employed categorical standards in determining whether a relationship between any director and HCP is material and thus would disqualify such director from being independent. The categorical standards are attached to this proxy statement as Appendix A and are included within Section II of HCP’s Corporate Governance Guidelines, which are posted on our website at www.hcpi.com.

Committees of the Board

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee.    The Audit Committee is comprised of Messrs. Fanning, Henry, Rhein (Chair) and Sullivan. The Audit Committee held seven meetings during 2004. The Board has determined that each member of the Audit Committee is “independent” within the meaning of the rules of both the NYSE and the SEC. The Board has also determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise. The Board has determined that each of Mr. Rhein and Mr. Sullivan is an audit committee financial expert within the meaning of the SEC rules.

The Audit Committee operates pursuant to a written charter, which is posted on the Company’s website at www.hcpi.com, or which may be obtained by any stockholder upon request to HCP. The primary purpose of the Audit Committee is to assist the Board with its oversight responsibilities regarding:

•	integrity of HCP’s financial statements;

•	HCP’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of HCP’s internal audit function and independent auditor.

In addition, the Audit Committee is responsible for preparing the report required to be prepared by the Audit Committee pursuant to the SEC rules for inclusion in HCP’s annual proxy statement.

The Audit Committee generally meets with our independent accountants at least four times a year. In addition, the Audit Committee or Mr. Rhein, the chairman of the Audit Committee, holds quarterly discussions with our independent accountants. To ensure independence of the audit, the Audit Committee consults separately and jointly with the independent accountants and management. The report of the Audit Committee is included in this proxy statement under “Audit Committee Report to Stockholders.”

Compensation Committee.    The Compensation Committee is comprised of Ms. Cirillo and Messrs. McKee (Chair) and Messmer, each of whom the Board has determined is “independent” within the meaning of the rules of the NYSE. The Compensation Committee operates pursuant to a written charter, which is posted on the

Company’s website at www.hcpi.com, or which may be obtained by any stockholder upon request to HCP. The Compensation Committee met six times during 2004. The Compensation Committee’s responsibilities include but are not limited to: evaluating and approving the compensation plans, policies and programs of the Company, reviewing the compensation philosophy of the Company, reviewing and approving corporate goals and objectives relating to the compensation of the chief executive officer, approving compensation for the chief executive officer and all other officers and employees of the Company with a base salary greater than or equal to $225,000, managing and reviewing bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans, reviewing and approving policies concerning perquisite benefits, determining the Company’s policy with respect to change of control or “parachute” payments, managing and reviewing executive officer and director indemnification and insurance matters and preparing and approving the report to be included as part of the annual proxy statement. The report of the Compensation Committee is included in this proxy statement under “Compensation Committee Report to Stockholders.”

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is comprised of Ms. Cirillo and Messrs. Henry, Messmer and Rosenberg (Chair), each of whom the Board has determined is “independent” within the meaning of the rules of the NYSE. The Nominating and Corporate Governance Committee acts pursuant to a written charter, which is posted on the Company’s website at www.hcpi.com, or which may be obtained by any stockholder upon request to HCP. The Nominating and Corporate Governance Committee’s responsibilities include: the identification of qualified candidates to become Board members, recommendation to the Board of nominees for election as directors by the stockholders, the selection of candidates to fill any vacancies on the Board, the development and recommendation to the Board of a set of corporate governance guidelines and principles applicable to the Company and the oversight of the evaluation of the Board. The Nominating and Corporate Governance Committee met six times during 2004.

Corporate Governance Guidelines.    The Board has adopted Corporate Governance Guidelines, which direct the Board’s actions with respect to, among other things, the composition of the Board, Board meetings, the Board’s standing committees and procedures for appointing members of these committees, stockholder communications with the Board, expectations for directors and succession planning and self-evaluation. A copy of our Corporate Governance Guidelines is posted on the Company’s website at www.hcpi.com, or may be obtained by any stockholder upon request to HCP.

The Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them to the Board of Directors. Rather the Committee will consider a number of factors when reviewing potential nominees for the Board, including, but not limited to: (i) personal and professional integrity, ethics and values; (ii) experience in corporate management, such as serving as an officer or former officer of a publicly held company; (iii) experience in the Company’s industry and with relevant social policy concerns; (iv) experience as a board member of another publicly held company; (v) ability and willingness to commit adequate time to the Board and its committee matters; (vi) the fit of the individual’s skills with those of the other members of the Board and potential members of the Board in building a board that is effective, collegial and responsive to the needs of the Company; (vii) academic expertise in an area of the Company’s operations; and (viii) practical and mature business judgment. In addition to the criteria set forth above, the Committee strives to create diversity in perspective, background and experience in the Board as a whole.

In identifying, evaluating and selecting potential director nominees for election at each annual meeting of stockholders and nominees for directors to be elected by the Board to fill vacancies and newly created directorships, the Nominating and Corporate Governance Committee engages in a selection process. The Nominating and Corporate Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of the Board, any stockholder of the Company or senior management. The Nominating and Corporate Governance Committee may also hire a search firm if deemed appropriate. All potential director nominees will be initially reviewed by the Chairman of the Nominating and Corporate Governance Committee, or in the Chairman’s absence, any other member of the committee delegated to initially review director candidates. The reviewing committee member will make an initial determination in his or her own independent business judgment as to the qualifications and fit of such director candidate based on the criteria set forth above. If the reviewing committee member determines that it is appropriate to proceed, the Chief Executive Officer and at least one member of the Nominating and Corporate Governance Committee will interview the prospective director candidate. Other Board members may also interview the prospective candidate. The Nominating and Corporate Governance Committee will provide informal progress updates to the Board and will meet to consider and recommend final director candidate to the entire Board. The Board determines which candidates are nominated or elected to fill a vacancy.

As described above, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. Such director recommendations will be considered properly communicated if submitted in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board of Directors, c/o Health Care Property Investors, Inc., 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806, together with appropriate biographical information, qualifications and the proposed nominee’s relationship to the stockholder.

All of the nominees for election as directors are currently directors of HCP.

Meetings of Non-Management Directors

In addition to the meetings of the committees of the Board described above, in connection with the Board meetings, Ms. Cirillo and Messrs. Fanning, Henry, McKee, Messmer, Rhein, Rosenberg and Sullivan (the “Non-Management Directors”) met four times in executive session during fiscal 2004. In October 2004, Mr. Richard Rosenberg was selected as the Board’s Lead Director to preside at these executive sessions.

Communications with the Board, the Lead Director or Non-Management Directors

Stockholders who wish to contact members of the Board may send written correspondence to the Board of Directors of Health Care Property Investors, Inc. at the mailing address of the Company’s executive offices at 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806. Stockholders should provide proof of share ownership with their correspondence. It is suggested that stockholders also include contact information. All communications from verified stockholders will be received and processed by the investor relations department and then directed to the appropriate member(s) of the Board.

In addition, any interested party who wishes to communicate directly with the Lead Director, or with our Non-Management Directors as a group, may contact the Corporate Secretary at the mailing address of the Company’s executive offices at 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806. All communications will be received and processed by the investor relations department and then directed to the Lead Director.

Board of Directors Compensation

During 2004, HCP paid each director, other than Mr. Flaherty and Mr. Roath:

(1) a fee of $24,000 per year for services as a director;

(2) $1,500 for attendance in person at each meeting of the Board of Directors or any committee of the Board. Each Committee Chairman, however, receives $2,500 for attendance in person at a committee meeting;

(3) $500 for participation in any telephonic meeting of the Board of Directors or any committee of the Board, when such meeting lasts longer than one-half hour; and

(4) equity awards, as further described below under “—Equity Awards.”

In addition, the Chairman of the Audit Committee receives a $25,000 additional fee annually to compensate him for the extra time and effort such position requires in light of the requirements of the Sarbanes-Oxley Act of 2002 and various other rules and regulations.

HCP reimburses directors for travel expenses incurred in connection with their duties as directors of HCP.

Equity Awards.    Non-employee directors also participate in the 2000 Stock Incentive Plan, as amended and restated in May 2003 and as amended in January 2005 (the “Stock Plan”). Pursuant to the terms of the Stock Plan, on May 7, 2004, each Non-Management Director (i.e., Ms. Cirillo and Messrs. Fanning, McKee, Messmer, Rhein and Rosenberg) received a grant of 2,400 shares of restricted stock. In addition, each of Messrs. Henry and Sullivan was granted 2,400 shares of restricted stock in connection with his election to the Board. Restricted stock awards made under the Stock Plan vest ratably over four years from the date of grant, with accelerated vesting upon certain events, and are subject to forfeiture if the director’s membership on the Board of Directors is terminated other than under certain circumstances. Dividends are paid on the directors’ restricted shares at the same rate as on all other shares of common stock of HCP.

Prior to its amendment in January 2005, the Stock Plan also provided for performance based awards to non-employee directors based on HCP’s total return to stockholders. In any year in which HCP’s total return to stockholders exceeded by at least three percentage points the total return of the health care equity segment of the National Association of Real Estate Investment Trusts (NAREIT), outside directors were granted an additional 600 shares of restricted stock. HCP’s total return is defined as (A) the sum of (1) the fair market value of HCP’s common stock as of December 31 of the year in question minus the fair market value of the common stock as of January 1 of that year, plus (2) the aggregate dividends paid to stockholders during that year, divided by (B) the fair market value of HCP’s common stock as of January 1 of that year. While HCP 2004 total returns to stockholders was 16%, the total return fell short of the health care equity segment of NAREIT, and consequently did not meet the 3% excess required for non-employee directors to be awarded the additional 600 shares of restricted stock in 2005.

On January 28, 2005, the Board amended the Stock Plan to (1) eliminate the conditional grant of 600 shares of restricted stock that may be awarded to non-employee directors subject to the total return to stockholder performance condition on an annual basis under the Stock Plan, and (2) increase the number of shares that are automatically granted to a person upon initial appointment, election or re-election to the Board from 2,400 to 3,000 shares. The Stock Plan amendment will result in each non-employee director being awarded 3,000 shares of restricted stock on the date of each annual meeting of stockholders as of which such person continues as a director (commencing with the 2005 annual meeting of stockholders). The Stock Plan amendment will result in each person who is hereafter initially elected or appointed to the Board as a non-employee director being granted 3,000 shares of restricted stock on the date of such initial election or appointment.

Amended and Restated Director Deferred Compensation Plan.    In January 1996, HCP adopted an Amended and Restated Director Deferred Compensation Plan (the “Director Deferral Plan”) that permits our non-employee directors to elect to defer their director fees and retainers. Amounts deferred by a director under the Director Deferral Plan are payable to such director upon: (i) his or her retirement, death or disability, (ii) the occurrence of a substantial hardship, as determined in the sole discretion of the Compensation Committee or (iii) such earlier date as may be designated by the director at the time of election to participate in the plan. In 1997, we terminated our former director retirement plan and all amounts accrued under that plan were transferred into the Director Deferral Plan. Amounts transferred in 1997 by any director from our former director retirement plan are to be paid only after the director’s retirement from the Board of Directors. Each director participating in the Director Deferral Plan may elect to have deferred compensation and transferred accruals credited, wholly or partially, to:

•	an interest rate account wherein the deferrals and transferred amounts accrue interest at a rate equal to the prime rate of Bank of New York minus one percent; or

•	a stock credit account wherein the deferrals and transferred amounts are treated as if invested in HCP common stock with the account increasing for dividends paid, and increasing or decreasing with changes in the price of the common stock.

Balances may be transferred from one account to the other, at the option of the director, no more frequently than every six months.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities for the fiscal years indicated for each of our Named Executive Officers.

Summary Compensation Table

Long-Term Compensation
		Annual Compensation		Restricted Stock Awards/Units(1)		Stock Options (#)(2)	All Other Compensation(3)
	Year	Salary	Bonus
James F. Flaherty III President and Chief Executive Officer	2004 2003 2002	$560,000 530,400 109,800	$0 0 100,000	$2,249,000 1,774,200 2,474,400	(4) (4)	500,000 300,000 0	$9,400 9,300 0

Charles A. Elcan Executive Vice President Medical Office Properties	2004 2003	350,000 87,500	475,000 0	90,300 1,658,500	(5)	21,820 100,000	8,700 100

Paul F. Gallagher Executive Vice President Portfolio Strategy	2004 2003	300,000 75,000	215,000 250,000	240,000 933,800		58,180 0	1,500 0

Edward J. Henning Senior Vice President General Counsel and Corporate Secretary	2004 2003 2002	240,000 240,000 233,000	230,000 275,000 120,800	240,000 80,400 292,000		58,180 40,000 200,000	8,700 8,500 8,500

Stephen R. Maulbetsch Senior Vice President Acquisitions and Dispositions	2004 2003 2002	225,000 225,000 210,000	245,000 235,000 131,200	240,000 99,500 292,000		58,180 42,000 200,000	8,700 8,500 8,500

Talya Nevo-Hacohen Senior Vice President Strategic Development and Treasurer	2004 2003	225,000 156,900	245,000 166,500	240,000 440,900		58,180 0	6,200 200

Mark A. Wallace Senior Vice President Chief Financial Officer	2004	208,300	300,000	550,400		40,000	400

(1)	The amounts shown represent for any award of restricted stock or restricted stock units the product of (i) the closing price per share on the date of grant multiplied by (ii) the number of shares of common stock represented by the award. These amounts do not take into account the diminution in value attributable to the restrictions applicable to such awards or the fact that such awards are subject to the risk of forfeiture. Such awards vest ratably over five years. Dividends are paid on the restricted shares at the same rate as on all other shares of common stock of HCP. Such dividends are not included in the summary compensation table.

The table below shows: (i) the number of shares of unvested restricted stock, including unvested restricted stock units, held at December 31, 2004 and (ii) the value of such restricted stock, including unvested restricted stock units, calculated by multiplying (a) the number of unvested shares of restricted stock or unvested restricted stock units by (b) the closing price per share of $27.69 on the last trading day of 2004. These amounts do not take into account the diminution in value attributable to the restrictions applicable to such awards or the fact that such awards are subject to the risk of forfeiture.

Unvested Restricted Stock at December 31, 2004

	Number of Shares of Unvested Restricted Stock at December 31, 2004	Value of Unvested Restricted Stock at December 31, 2004 ($)
James F. Flaherty III	215,714	$5,973,100
Charles A. Elcan	59,940	1,659,700
Paul F. Gallagher	40,720	1,127,500
Edward J. Henning	34,280	949,200
Stephen R. Maulbetsch	36,280	1,004,600
Talya Nevo-Hacohen	27,920	773,100
Mark A. Wallace	20,000	553,800

This “Unvested Restricted Stock at December 31, 2004” table includes restricted shares and shares of stock underlying unvested performance-based restricted stock units, in each case outstanding at December 31, 2004, including the units described in note (4), units granted to certain employees in 2003 described in this note (1) and units granted to certain employees in 2004 described in this note (1). In 2003, certain employees were granted performance-based restricted stock units, payable, if at all, in shares of our common stock. The number of shares of HCP common stock to be issued in connection with these units ranges from 0% to 200% of the actual number of units granted based on HCP’s actual performance as measured against targeted levels of the following performance criteria over a three year performance period: (i) HCP’s annual total return to stockholders; and (ii) increases in HCP’s annual funds from operations per share, each as averaged over a three-year period and as defined in the award agreement. In order to be issued the shares, the participant must remain employed by HCP through such determination date. Awards are pro-rated (and the performance period adjusted) in the event of a participant’s death or disability, or certain changes in control of HCP, prior to the expiration of the three-year performance period. Once the number of shares issuable is determined, the participant will also be awarded a cash payment equal to the cash dividends that would have accrued on such shares had they been issued as of January 1, 2004. In 2004, certain employees were granted additional performance-based restricted stock units. These restricted stock units were subject in whole or in part to forfeiture in the event the Company did not reach specified targeted levels of funds from operations (as defined in the award agreement) during fiscal 2004. The targets were achieved and the restricted stock units began vesting in increments of 20% per year commencing on March 15, 2005, the first anniversary of the date of grant. Vesting is accelerated in the event of retirement, death or disability and certain change in control events where the restricted stock units are not assumed (each as defined and subject to the terms of the plan). In addition, for Mr. Flaherty only, vesting is accelerated in the event of termination other than for cause, failure to offer an extension of his employment agreement on similar terms, and change in control regardless of whether the restricted stock units are assumed (each as defined and subject to the terms of the agreement). The restricted stock units are paid, after and only to the extent vested, pursuant to the officer’s timely election, which election may be in the form of two or more annual installments over a fixed number of years. If no election is made, the restricted stock units are paid on the date of vesting. Distributions may also be made earlier under certain circumstances. Payment of the vested restricted stock units is made in an equal number of shares of our common stock. The officer does not have the right to vote or dispose of the restricted stock units, but does have the right to certain additional cash payments as dividend equivalents based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of restricted stock units then outstanding subject to the award.

(2)	Effective as of January 1, 2002, the Company expenses all option grants.

(3)	These amounts represent HCP’s contributions to each individual’s term life insurance policy and/or 401(k) plan. HCP is not the beneficiary of the life insurance policies and the premiums that HCP pays are taxable as income to the applicable officer. This insurance is not split-dollar life insurance.

(4)	Includes performance-based restricted stock units with respect to 44,000 and 53,620 shares of HCP common stock awarded to Mr. Flaherty on March 15, 2004 and January 28, 2005, respectively, relating to performance in fiscal 2003 and 2004, respectively, with an aggregate value of $1,200,000 and $1,368,400, respectively, calculated as the product of (i) the closing price per share on the date of grant multiplied by (ii) the number of shares of common stock represented by the award. Mr. Flaherty did not receive a cash bonus for fiscal 2003 or fiscal 2004. These amounts do not take into account the diminution in value attributable to the restrictions applicable to such awards or the fact that such awards are subject to the risk of forfeiture. These units vest in full on the third anniversary of the grant date, subject to acceleration in the event of retirement, termination other than for cause, death, disability, failure to offer employment agreement on similar terms, and change in control (each as defined and subject to the terms of the respective agreements). In addition, all or a portion of the units granted in 2004 were subject to forfeiture in the event that HCP’s actual “funds from operations” for the 2004 fiscal year had not met certain specified targets. All or a portion of the units granted in 2005 are subject to forfeiture in the event that HCP’s actual “funds from operations” for the 2005 fiscal year do not meet certain specified targets. Mr. Flaherty does not have the right to vote or dispose of the restricted stock units, but does have the right to certain additional cash payments as dividend equivalents based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of restricted stock units then outstanding subject to the award.

(5)	Includes performance-based restricted stock units covering 3,060 shares of HCP common stock awarded to Mr. Elcan on March 15, 2004, with an aggregate value of $84,000 calculated as the product of (i) the closing price per share on the date of grant multiplied by (ii) the number of shares of common stock represented by the award. Mr. Elcan did not receive a cash bonus for fiscal 2003. These units have substantially the same terms as those awarded to Mr. Flaherty and described in note (4).

OPTION GRANTS IN LAST FISCAL YEAR(1)

Name	Options Granted(2)	Percentage of Total Options Granted	Exercise Price (3) ($/sh)	Expiration Date	Grant Date Present Value ($)
James F. Flaherty III	500,000	49.4%	$27.52	03/15/14	$895,000	(4)
Charles A. Elcan	21,820	2.2	27.52	03/15/14	39,058	(4)
Paul F. Gallagher	58,180	5.8	27.52	03/15/14	104,142	(4)
Edward J. Henning	58,180	5.8	27.52	03/15/14	104,142	(4)
Stephen R. Maulbetsch	58,180	5.8	27.52	03/15/14	104,142	(4)
Talya Nevo-Hacohen	58,180	5.8	27.52	03/15/14	104,142	(4)
Mark A. Wallace	40,000	4.0	23.59	05/05/14	71,200	(5)

(1)	Effective as of January 1, 2002, the Company expenses all option grants. Represents options granted in 2004.

(2)	The options vest over five years in equal annual installments of 20% of the shares subject to the option and have a term of 10 years, subject to earlier termination in the event of termination of employment, death or disability. Options become fully vested upon the holder’s retirement, or his death or disability (as defined) while employed by us.

(3)	The exercise price is equal to the closing price per share of HCP’s common stock on the date of grant.

(4)	Calculated using the Black Scholes option valuation methodology, using the following variables:

•	risk-free rate of return of 2.74%;

•	2000 five year volatility factor;

•	7.50% dividend yield; and

•	five-year assumed holding period before exercise;

which yields a discount Black Scholes value for the options of $1.79. The actual value, if any, that an executive officer may realize will depend upon the excess of the closing market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an executive officer will be at or near the value estimated by the Black Scholes model.

(5)	Calculated using the Black Scholes option valuation methodology, using the following variables:

•	risk-free rate of return of 3.66%;

•	2000 five year volatility factor;

•	7.50% dividend yield; and

•	five-year assumed holding period before exercise;

which yields a discount Black Scholes value for the options of $1.76. The actual value, if any, that an executive officer may realize will depend upon the excess of the closing market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an executive officer will be at or near the value estimated by the Black Scholes model.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR END OPTION VALUES(1)

			Number of Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004 ($)
Name	Shares Acquired on Exercise	Value at Exercise(2)($)	Exercisable (3)	Unexercisable	Exercisable	Unexercisable
James F. Flaherty III	0	$0	60,000	740,000	$513,000	$2,137,000
Charles A. Elcan	0	0	20,000	101,820	83,800	338,900
Paul F. Gallagher	0	0	0	58,180	0	9,900
Edward J. Henning	0	0	228,800	433,180	2,718,300	4,794,700
Stephen R. Maulbetsch	144,000	1,645,815	154,400	395,780	1,628,600	2,006,200
Talya Nevo-Hacohen	0	0	0	58,180	0	9,900
Mark A. Wallace	0	0	0	40,000	0	164,000

(1)	Calculated based on the closing market price on the last trading day of 2004 ($27.69) multiplied by the number of applicable shares in-the-money, less the total exercise price for such shares. No additional value has been assigned to the dividend shares discussed in footnote 3.

(2)	Value at exercise is the difference between the closing market price on the date of exercise less the exercise price per share, multiplied by the number of shares acquired on exercise.

(3)	In January 1995, options covering 6,000 shares were granted to Mr. Henning which included dividend share rights that provide for the accrual of dividends on such options, at the same rate as accrual on our common stock, between the date of option grant and the date of option exercise. At December 31, 2004, Mr. Henning held 6,000 dividend share rights options, which he has since exercised.

Employment and Change in Control Agreements.

Messrs. Roath, Flaherty and Elcan are parties to employment agreements that provide, in part, similar benefits upon certain terminations of employment, as set forth below. Each of Messrs. Henning and Maulbetsch is party to a Change in Control Agreement, as described below.

Roath Amended Employment Agreement.    As part of the succession plan adopted by our Board of Directors and announced in October 2002, our employment agreement with Kenneth B. Roath was amended on October 8, 2002 to effect several changes. Prior to the adoption of that succession plan and the amendment of his employment agreement, Mr. Roath served as HCP’s Chief Executive Officer, President and Chairman of the Board, pursuant to the employment agreement in effect since January 2000 and was paid an initial base salary of $516,000, adjusted annually at the discretion of the Board of Directors but, at a minimum, to reflect increases in the applicable Consumer Price Index. Pursuant to the succession plan and the 2002 amendment, Mr. Roath resigned his position as President in October 2002 and Chief Executive Officer on May 7, 2003, with Mr. Flaherty assuming those positions on each such occasion. Mr. Roath continues to serve as Chairman of the Board. Effective as of May 7, 2003, Mr. Roath’s salary was reduced to $350,000 for one year and as of May 7, 2004, was further reduced to $250,000 for the next year. The amended employment agreement terminates on May 7, 2005. The amended employment agreement also provides that HCP will continue to provide Mr. Roath for the term of the agreement with the benefits to which he was entitled as of October 7, 2002, excepting the car allowance, which terminated December 31, 2003. Mr. Roath and his dependents will be eligible to receive medical benefits for a period of five years after May 7, 2005. For purposes of HCP’s stock incentive plans, Mr. Roath shall be deemed to have retired on May 7, 2005, and upon such date, Mr. Roath shall be entitled to purchase from HCP one club membership at the Company’s cost and another club membership from the Company at market value. Lastly, the amended executive agreement provides that after 2003, Mr. Roath shall no longer be entitled to an increased percentage of earnings under the Amended and Restated Executive Retirement Plan, and that he may begin to receive his accrued benefits under this plan in 2004. Mr. Roath received approximately $625,000 in accrued benefits under this plan in 2004. See “—Supplemental Executive Retirement Plan.”

Flaherty Employment Agreement.    In connection with our succession plan described above, James F. Flaherty III served as our President since October 2002 and our Chief Executive Officer since May 2003, when each such position was relinquished by Mr. Roath. At the same time that we entered into an amendment to Mr. Roath’s employment agreement in October 2002, as described above, we also entered into an employment agreement with Mr. Flaherty. The term of the employment agreement is for three years, until October 8, 2005, unless earlier terminated pursuant to the terms of the agreement. The employment agreement provided for an initial base salary of $475,000 while Mr. Flaherty served as President and Chief Operating Officer. Upon being appointed as Chief Executive Officer on May 7, 2003, Mr. Flaherty’s base salary increased to $560,000 per year, to be adjusted annually at the discretion of the Board of Directors but, at a minimum, to reflect increases in the applicable Consumer Price Index. Mr. Flaherty declined the cost-of-living adjustment for his 2004 and 2005 salary. Mr. Flaherty also is eligible for annual bonus compensation to be determined by the Compensation Committee of the Board of Directors. The employment agreement also provided for an initial restricted stock grant of 60,000 shares, vesting ratably over seven years, subject to acceleration upon the happening of certain events. HCP is also required to pay the premiums for a term life insurance policy on the life of Mr. Flaherty in the amount of $2,000,000, payable to a beneficiary named by Mr. Flaherty. Mr. Flaherty’s employment agreement is not subject to automatic renewal.

Elcan Employment Agreement.    HCP is a party to an employment agreement with Charles A. Elcan. The term of the employment agreement is for three years, until October 1, 2006, unless earlier terminated pursuant to the terms of the agreement. Mr. Elcan’s employment shall be extended automatically for additional one-year periods at the end of the initial three-year period unless either HCP or Mr. Elcan gives notice, not less than three months prior to the applicable expiration date, to the other of its or his election not to extend. The employment agreement provides for an initial base salary of $350,000 to be reviewed annually for increase by the Compensation Committee. However, in no event may Mr. Elcan’s base salary of $350,000, or any higher amount approved by the Compensation Committee, be thereafter reduced. Mr. Elcan also is eligible for annual bonus compensation to be determined by the CEO and the Compensation Committee of the Board of Directors. The employment agreement also provided for an initial restricted stock grant of 33,500 shares and options to purchase a total of 50,000 shares of our common stock, both vesting ratably over five years and both subject to acceleration upon the happening of specified events. Mr. Elcan’s employment agreement also contains provisions related to termination benefits and tax matters, each as described in more detail below.

Certain Benefits for Messrs. Roath, Flaherty and Elcan upon Termination not in Connection with a Change in Control.    If Mr. Roath’s or Mr. Flaherty’s employment with HCP is terminated not in connection with a change in control, as defined in each agreement, either by HCP without cause or by constructive termination resulting from a material breach of the employment agreement by HCP, he is entitled to receive, among other things:

•	a lump sum severance payment equal to two times his base salary as of the date of termination, plus two times his targeted annual bonus as of the date of termination or the highest annual bonus received by him in the three years immediately prior to the date of termination, whichever is greater; and

•	accelerated vesting of all outstanding stock options and restricted stock.

If Mr. Elcan’s employment with HCP is terminated not in connection with a change in control either by HCP without cause or by Mr. Elcan for good reason, as such terms are defined in the agreement, he is entitled to receive, among other things:

•	a lump sum severance payment equal to two times his base salary as of the date of termination, plus two times his targeted annual bonus as of the date of termination or the highest annual bonus received by him in the three years immediately prior to the date of termination, whichever is greater; and

•	payments for any accrued but unused vacation; and

•	for a period of two years or until he obtains medical and dental benefits through other employment, if sooner, medical and dental health benefits for him and his eligible family members at least equal to those which would have been provided to them had his employment not been terminated.

Certain Benefits for Messrs. Roath, Flaherty and Elcan upon Termination in Connection with a Change in Control.    Following a change of control (as defined in each agreement), each of Mr. Roath, Mr. Flaherty and Mr. Elcan are entitled to certain benefits as described in more detail below. Mr. Roath and Mr. Flaherty are entitled to such benefits, if within two years following a change in control (as defined in each agreement) of HCP:

•	Mr. Roath or Mr. Flaherty’s employment with HCP is terminated by HCP without cause (as defined in each agreement),

•	Mr. Roath or Mr. Flaherty terminates his employment for good reason (as defined in each agreement), or

•	Mr. Roath or Mr. Flaherty terminate his employment within the thirty day period following the first anniversary of the occurrence of the change in control,

Mr. Elcan is entitled to the benefits described below if within two years following a change in control (as defined in his agreement) of HCP:

•	Mr. Elcan’s employment with HCP is terminated by HCP without cause (as defined in his agreement), or

•	Mr. Elcan terminates his employment for good reason (as defined in his agreement).

Upon the occurrence of any of the foregoing events, each of Mr. Roath, Mr. Flaherty and Mr. Elcan are entitled to receive, among other things:

•	a lump sum severance payment equal to three times his base salary as of the date of termination or immediately prior to the change in control, whichever is greater, plus three times his targeted annual bonus as of the date of termination or the highest annual bonus received by him in the three years immediately prior to the change in control, whichever is greater;

•	accelerated vesting of all outstanding stock options and restricted stock;

•	accelerated vesting in his accrued benefits under HCP’s qualified or nonqualified pension, profit sharing, deferred compensation and supplemental plans, unless the acceleration would violate any applicable laws or require HCP to accelerate vesting for all participants in such plans, in which case he would receive a lump sum payment equal to the unvested accrued benefits in lieu of acceleration of vesting of his benefits; and

•	for a period of three years for Mr. Flaherty or Mr. Elcan, or five years for Mr. Roath, or until such officer obtains medical and dental benefits through other employment, medical and dental health benefits for him and his eligible family at least equal to those he would have been provided had his employment not been terminated if sooner.

Change in Control Agreements for Messrs. Henning and Maulbetsch.    On October 16, 2000, HCP entered into change in control agreements with each of Messrs. Henning and Maulbetsch. Each change in control agreement provides that the executive officer is entitled to severance payments and other benefits in the event of the executive officer’s termination of employment within two years following a change in control of HCP, as defined in each agreement, (a) by HCP other than for cause or disability, as defined in each agreement or (b) by the executive officer for good reason, each as defined in each agreement (each, a “Change in Control Termination”). Each agreement was originally in effect through December 31, 2003. However, on each January 1 beginning January 1, 2001 the term of each agreement is automatically extended for an additional year (for example, on January 1, 2005 the agreement was extended until December 31, 2008), unless HCP notifies the executive officer of its intention not to extend the agreement by September 30 of the preceding year. However, if a change in control occurs during the original or any extended term of the agreement, the term of the agreement will continue for at least thirty-six months after the month in which the change in control occurred.

Except as described below, in the event of a Change in Control Termination, each executive officer is entitled to receive, among other things:

•	a lump sum severance payment equal to two and a half times his base salary as of the date of termination or immediately prior to the change in control, whichever is greater, and two and a half times his targeted annual bonus as of the date of termination or the highest annual bonus received by him in the three years immediately prior to the change in control, whichever is greater;

•	accelerated vesting of all outstanding stock options and restricted stock; and

•	accelerated vesting in their accrued benefits under HCP’s qualified or nonqualified pension, profit sharing, deferred compensation and supplemental plans, unless the acceleration would violate any applicable laws or require HCP to accelerate vesting for all participants in such plans, in which case the executive officer would receive a lump sum payment equal to the unvested accrued benefits in lieu of acceleration of vesting of his benefits.

Additional Terms in Employment Agreements and Change in Control Agreements.    Furthermore, if Mr. Roath, Mr. Flaherty, Mr. Elcan or any other Named Executive Officer subject to a change in control agreement is subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the payments or distributions made to him by HCP in connection with a change in control of HCP, HCP will pay such named executive officer an additional amount so as to place him in the same after-tax position he would have been in had the excise tax not applied.

Each agreement also provides that upon such executive officer’s termination of employment, he agrees to not disclose any confidential information of HCP. As a condition to receiving the severance payments and other benefits described above in the event of a Change in Control Termination, such executive officer also agrees that during the period of his employment with HCP and for one year following his termination of employment, he will not accept employment or be engaged as a consultant with a competitor of HCP in the health care real estate investment trust industry if (a) such position is comparable to the position held by the executive officer at HCP and (b) the new employer is not able to take adequate steps to prevent disclosure of HCP’s confidential information. In addition, for a period of one year following his termination of employment, the executive officer agrees to not solicit HCP’s officers or employees or offer employment to anyone who is or was an employee of HCP during the six-month period immediately preceding the date of such offer.

Supplemental Executive Retirement Plan.

On May 1, 1988, the Board of Directors adopted a Supplemental Executive Retirement Plan, which was amended and restated effective November 30, 2001 and further amended effective as of May 7, 2003 (the “SERP”). The SERP provides certain executives selected by the Compensation Committee with supplemental deferred benefits in the form of retirement payments for life. Kenneth B. Roath is the only participant in the SERP.

The annual retirement benefit available to a participant under the SERP varies according to (i) the age of the participant at retirement, with the youngest retirement age being 55, and (ii) the number of years the participant has served HCP, with minimum service being five years.

The benefits payable to a participant upon retirement is based upon a formula-derived percentage of final average earnings (i.e., the average of the three highest, not necessarily consecutive, years’ earnings). Earnings include total annual cash compensation, including base salary, bonus award, deferred cash compensation and contributions made by HCP under its 401(k) Plan. The percentage of final average earnings payable is based on a formula of 30% plus 4% for each year of service after age 60. Service for purposes of benefits accrual for Mr. Roath terminates on December 31, 2003, and the amount of 2002 bonus to be used in calculating benefits is limited to 2002 base salary. Mr. Roath commenced receiving benefits under the SERP on January 2, 2004, and is paid $625,000 per year, based on his retirement age of 68 and 62% of final average earnings.

The SERP benefit is required to be reduced by any retirement employee benefit received from any of HCP’s other retirement plans available to a participant (other than Section 401(a), employee Section 401(k) contributions and Social Security). The SERP benefit is payable to the participant each year until his death. In the event of the death of a participant, 50% of the benefit earned will be paid to his surviving spouse for life.

A life insurance policy has been purchased on the life of Mr. Roath naming HCP as sole beneficiary to provide for a portion of the obligations under the SERP. The policy is designed so that HCP will recover a portion of its SERP payments plus a factor for the use of its money.

TABLE OF EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,281,000	$19	4,376,512
Equity compensation plans not approved by security holders(1)	0	0	0

Total	4,281,000	$19	4,376,512

(1)	Does not include an aggregate of 67,045 share units accrued in the HCP stock credit accounts under the Amended and Restated Director Deferred Compensation Plan. Directors may defer their director fees and retainers under this plan. In addition, in 1997 all amounts under HCP’s former director retirement plan were transferred into this plan. Each director participating in the Director Deferral Plan may elect to have deferred compensation and transferred accruals credited, wholly or partially, to (i) an interest rate account wherein such amounts accrue interest at a rate equal to the prime rate of Bank of New York minus one percent, or (ii) a stock credit account wherein such amounts are treated as if invested in HCP common stock with the account increasing for dividends paid, and increasing or decreasing with changes in the price of the common stock. Regardless of how invested, amounts accrued under this plan are payable solely in cash. As a result, no shares of common stock are issuable under this plan, and no shares are available for issuance under this plan.

COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

Notwithstanding anything to the contrary set forth in any of HCP’s filings under the Securities Act or the Exchange Act that refer to future filings for additional information, including specifically to this proxy statement, in whole or in part, the following report by the Compensation Committee and the stock performance graph shall not be deemed to be “Soliciting Material,” are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filings.

The Compensation Committee of the Board of Directors is comprised of three members of the Board each of whom the Board has determined, in accordance with the Board’s categorical standards, is independent under the rules of the NYSE. The Compensation Committee is responsible for establishing and governing the compensation and benefit practices of HCP. The Committee establishes the general compensation policies of HCP, reviews and approves compensation of the executive officers of HCP and oversees all of HCP’s employee benefit plans.

The Committee conducts an annual review of executive compensation of HCP to ensure that:

•	compensation levels are reasonable and consistent with practices of comparably sized equity REITs, including those that specialize in health care, and other real estate and finance organizations;

•	the program adequately rewards performance which is tied to creating stockholder value; and

•	the program is designed to achieve HCP’s goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability.

The Committee considers both short- and long-term performance, with a significant component of compensation consisting of long-term equity awards. On a short-term basis, cash bonuses may be awarded based upon the performance of the Company and the particular executive. Long-term incentives may include stock options, restricted stock and performance-based restricted stock units and constitute a substantial portion of compensation, which the Committee believes align management’s interests with those of HCP’s stockholders. Compensation is designed to promote teamwork, initiative and resourcefulness on the part of key employees whose performance and responsibilities directly affect the Company’s results of operations.

(a)    Compensation Mix for Executive Officers

HCP’s executive compensation is based on three components, which are designed to be consistent with the Company’s compensation philosophy:

•	base salary;

•	annual incentive bonuses; and

•	long-term stock awards, including stock options, restricted stock and performance-based restricted stock units.

The Committee has approved executive compensation that is intended to result in up to 80% of total direct compensation being incentive compensation tied directly to stockholder value creation with the remainder in base salary. The Committee also targets total direct compensation for executive officers other than the Chief Executive Officer at between the 50th and 75th percentile for the comparable companies identified in the annual review described above. The Committee targets the 75th percentile for the comparable companies identified in the annual review described above for total direct compensation paid to the Chief Executive Officer.

The Committee made its 2004 compensation decisions after consultation with an outside consulting firm.

Base Salary.    Salaries for executive officers are reviewed by the Committee on an annual basis. The Committee targets base pay levels in the middle quartiles of the comparable companies identified in the annual review described above. The Committee believes that the base compensation levels of the executive officers generally are reasonable in view of competitive practices, HCP’s performance and the contribution of those officers to that performance.

Based upon the emphasis on incentive compensation tied to stockholder value creation and the recommendation of our Chief Executive Officer, the Committee determined to set 2005 base salaries for all executive officers at their respective 2003 and 2004 levels. In the future, salaries may be increased based upon an assessment of competitive pay levels or the individual’s contribution to HCP. In addition, our employment agreement with Mr. Flaherty requires the Company to provide certain cost-of-living adjustment increases. As part of the 2004 and 2005 base salary freeze, Mr. Flaherty declined the cost-of-living adjustment for his 2004 and 2005 salary.

Annual Awards.    Historically, annual incentive bonuses have been awarded to executive officers based upon multiple performance criteria, including subjective evaluations of personal job performance and performance measured against objective business criteria. For 2004 performance, factors considered in determining annual bonuses included the integration of MedCap Properties which was acquired in the fourth quarter of 2003, the restructuring of a portion of the real estate portfolio, improving the Company’s infrastructure particularly in the accounting, asset management and information technology areas, work to comply with the Sarbanes-Oxley legislation which culminated in an unqualified opinion from HCP’s auditor concerning internal controls, funds from operations per share, total return to stockholders and volume of acquisitions. In addition, the Compensation Committee considered the practices of the comparable companies identified in the annual review described above. Bonuses for executive officers of HCP, other than the Chief Executive Officer, ranged from $215,000 to $475,000, which typically was in excess of such person’s base salary. Total cash compensation for 2004 was targeted generally at or slightly above the median of competitive pay for all executives.

Long-Term Incentive Equity Awards.    The Committee administers HCP’s benefits and stock plans, including the 2000 Stock Incentive Plan. Pursuant to the 2000 Stock Incentive Plan, annual restricted stock grants and stock options have been historically awarded in order to retain and motivate executives to improve long-term stock market performance. Stock options are granted at 100% of the current fair market value of the common stock. Generally, stock option grants and restricted stock awards vest ratably over a five-year period, and the executive must be employed by HCP at the time of vesting in order to receive restricted stock and to exercise the options. Effective as of January 1, 2002, the Company expenses its options. In order to provide incentives for executives to achieve success in key areas of Company performance, since 2003 the Committee has included a performance-based award component in certain of its long-term incentive equity awards. In May 2003, the Committee awarded performance-based restricted stock units that are payable in shares of HCP common stock. The number of shares of HCP common stock to be issued in connection with these units ranges from 0% to 200% of the actual number of units granted based on HCP’s actual performance as measured against targeted levels of the following performance criteria over a three year performance period: (i) HCP’s annual total return to stockholders; and (ii) increases in HCP’s annual funds from operations per share, each as averaged over the three year performance period. In the event that any shares of HCP common stock are issued pursuant to these performance-based restricted stock units, the executive officers will also receive cash in an amount equal to the dividends that would have been paid on such shares had they been issued on January 1, 2003. In March 2004 and January 2005, the Committee awarded to executive officers performance-based restricted stock units that vest 20% per year over five years. In addition, all or a portion of the units are subject to forfeiture if HCP’s actual “funds from operations” for the calendar year in which the units were granted do not meet certain specified targets. The target with respect to the awards made in March 2004 has been met. Cash dividends are paid on the units as if the underlying shares were outstanding.

The Committee may base awards of options, restricted stock and performance-based awards on a number of factors, including:

•	the executive officer’s position with HCP;

•	performance of individual responsibilities;

•	equity participation levels of comparable executives at comparable companies; and

•	individual contribution to the success of HCP’s financial performance.

In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grants to the individual and HCP, accounting impact and the number of shares available for issuance.

Stock Ownership Program.    In January 2003, the Committee adopted a stock ownership program pursuant to which each member of the HCP senior leadership team must own specified dollar amounts of HCP common stock, generally based on the individual’s salary. Each of the Chairman, Chief Executive Officer and President is required to own HCP common stock with a value equal to at least five times his base salary. Each of the other executive officers is required to own HCP common stock with a value equal to at least three times his base salary. All executives must achieve their mandatory holdings within five years. Many of the executive officers have already achieved their targeted holdings.

(b)    Chief Executive Officer Compensation

Consistent with the compensation mix of HCP’s other executive officers, the chief executive officer’s compensation is composed primarily of his base salary, annual incentive bonus and long-term incentive equity awards. The Committee intends for the total direct compensation of the chief executive officer to consist of at least 75% incentive compensation tied directly to stockholder value creation with the remainder in base salary.

As part of our succession plan announced in October 2002, on May 7, 2003 Mr. Flaherty was appointed as HCP’s Chief Executive Officer with a base salary of $560,000 per year. In evaluating the Chief Executive Officer’s eligibility for performance-based compensation, the Committee analyzes senior management’s collective and Mr. Flaherty’s individual achievements and competitive practices. The Committee determined to award Mr. Flaherty a bonus payable in performance-based restricted stock units (“Units”) rather than cash for 2004 performance as it had done with respect to 2003 performance. For 2004 performance, the Committee awarded Mr. Flaherty Units with respect to 53,620 shares of HCP common stock. Based on the closing stock price on the date of grant and the number of shares of our common stock represented by the award, this award had a value of approximately $1.37 million and was made in recognition of the Company’s achievements throughout 2004 listed above under “—Annual Awards” and Mr. Flaherty’s leadership throughout 2004. The Units vest in full on the third anniversary of the grant date, subject to acceleration upon the happening of certain events. In addition, all or a portion of the Units are subject to forfeiture in the event that HCP’s actual “funds from operations” for the 2005 fiscal year do not meet certain specified targets. Cash dividends are paid on the Units as if the underlying shares were outstanding. Mr. Flaherty also received 32,000 performance-based restricted stock unit awards in 2004 that vest ratably over five years, which are described in further detail under “—Long-Term Incentive Equity Awards.” Based on the closing stock price on the date of grant and the number of shares of our common stock represented by the award, this award had a value of approximately $880,600. The Committee believes that stock ownership aligns the interests of the Chief Executive Officer with the stockholders’ and that stock performance awards encourage the Chief Executive Officer to strengthen the Company’s performance in key measurement areas while preserving the Company’s tax deductibility of the compensation paid.

(c)    Policy with Respect to Section 162(m)

Section 162(m) of the Code denies deduction for certain compensation in excess of $1,000,000 paid to executive officers, unless certain performance, disclosure, stockholder approval and other requirements are met. The Committee will continue to review the effects of its compensation programs with regard to Code Section 162(m). A substantial portion of the compensation program will be exempted from the $1,000,000 deduction limitation. HCP will continue to evaluate alternatives to ensure executive compensation is reasonable, performance-based and consistent with HCP’s overall compensation objectives. The Committee reserves the right to design programs that recognize a full range of performance criteria important to HCP’s success, even where the compensation paid under such programs may not be deductible.

Compensation Committee
Michael D. McKee (Chairman)	Mary Cirillo	Harold M. Messmer, Jr.

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the cumulative total return of HCP, the S&P 500 Index, and the Healthcare Equity REIT Index of the National Association of Real Estate Investment Trusts, Inc., from January 1, 2000 to December 31, 2004. Total return assumes quarterly reinvestment of dividends before consideration of income taxes.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

AMONG S&P 500, EQUITY HEALTHCARE REITS AND HCP

HEALTH CARE PROPERTY INVESTORS, INC.

RATE OF RETURN TREND COMPARISON

JANUARY 2000—DECEMBER 31, 2004

(JANUARY 1, 2000 = 100)

Stock Price Performance Graph

Total Return Index

Assumes $100 invested January 1, 2000 in HCP, S&P 500 Index and NAREIT Healthcare Equity REIT Index.

CERTAIN TRANSACTIONS

Mr. Fanning, a director of HCP, on January 1, 2004, had remaining balances on loans from HCP of $107,938 with an interest rate of 5.55% due on April 8, 2004 and $127,690 with an interest rate of 3.85% due on April 9, 2005. Mr. Fanning paid both loans in full on April 5, 2004. The loans were made for the purpose of purchasing shares upon option exercise and such loans were secured by the common stock of HCP. The authority of HCP to maintain such loans was “grandfathered” under the Exchange Act, as amended by Section 402 of the Sarbanes-Oxley Act of 2002.

Charles A. Elcan, an Executive Vice President of HCP, was formerly a senior executive and limited liability company member of MedCap Properties, LLC. On October 2, 2003, HCP and HCP Medical Office Portfolio, LLC, a joint venture between HCP and GE Commercial Finance, acquired MedCap Properties, LLC for an aggregate purchase price of $575,000,000. MedCap Properties owned and developed medical office buildings and related properties. As part of this MedCap Properties transaction, MedCap Properties contributed certain property interests with an aggregate equity value (net of assumed debt) of approximately $48,181,000 to a newly formed entity, HCPI/Tennessee, LLC, in exchange for 1,064,539 non-managing member units in HCPI/Tennessee. Concurrently with this contribution, HCP contributed $168,973 and certain property interests with an aggregate equity value (net of assumed debt) of approximately $7,000,000 to HCPI/Tennessee in exchange for managing member units in HCPI/Tennessee. Subsequent to these contributions, MedCap Properties distributed its non-managing member units in HCPI/Tennessee to certain members of management of MedCap Properties, including Mr. Elcan. As a result, Mr. Elcan acquired approximately 610,397 non-managing member units of HCPI/Tennessee. In December, 2004, Mr. Elcan transferred 321,429 non-managing member units to Elcan Enterprises Partnership, L.P., a family limited partnership controlled by Mr. Elcan. Each non-managing member unit is currently redeemable for an amount of cash approximating the then-current market value of two shares of our common stock or, at HCP’s option, two shares of our common stock (subject to certain adjustments, such as stock splits, stock dividends and reclassifications).

The HCPI/Tennessee LLC agreement provides for a “make whole” payment to the non-managing members upon the sale of properties acquired in the MedCap transactions and other events. Such payment is generally equal to taxes the non-managing members incur as a result of certain specified events. In October, 2004, HCPI/Tennessee sold one of the properties acquired in the MedCap properties transaction. As a result of the sale, HCPI/Tennessee paid the “make-whole” amount to the holders of non-managing member units, including $156,427 in the aggregate to Mr. Elcan.

The assets acquired as part of the MedCap Properties transaction included four medical office buildings that were under development at the time of the transaction. HCP agreed to complete the development of these four properties and to pay a contingent purchase price, or earn-out, to the former members of MedCap Properties, including Mr. Elcan, following the stabilization of operations of each building. The deferred purchase price for each of the four medical office buildings is based on the stabilized net operating income generated by each building during a specified measurement period. As a result of Mr. Elcan’s prior ownership interest in MedCap Properties, Mr. Elcan is entitled to 32.817% of the deferred purchase price paid in respect of each of the four medical office buildings. As of December 31, 2004, no contingent purchase price amounts had been paid or accrued.

Mr. Flaherty, Chief Executive Officer, President and a director of HCP, is a director of Quest Diagnostics Incorporated (“Quest”). During 2004, Quest made lease payments of approximately $0.6 million to HCP or its affiliates for medical office space at 16 locations. However, of the 16 leases, 15 were entered into before the buildings were acquired by HCP or any of its affiliates and 11 of these were entered into before Mr. Flaherty even became an employee of HCP and a director of Quest. While the remaining lease was entered into by HCP as landlord, this occurred before Mr. Flaherty became an employee of HCP and a director of Quest.

Mr. McKee, a director of HCP, is Vice Chairman and Chief Operating Officer of The Irvine Company. During each of 2004, 2003 and 2002, HCP made payments of approximately $0.5 million to The Irvine Company for the lease of office space.

Mr. Messmer, a director of HCP, is Chairman and Chief Executive Officer of Robert Half International Inc. During 2004, 2003 and 2002, HCP made payments of approximately $1.1 million, $50,000 and $15,000, respectively, to Robert Half International Inc. and certain of its subsidiaries for services including placement of temporary and permanent employees and Sarbanes-Oxley compliance consultation.

Mr. Rhein, a director of HCP, is a director of Cohen & Steers, Inc. Cohen & Steers Capital Management, Inc., a wholly owned subsidiary of Cohen & Steers, Inc., is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and as of December 31, 2004, owned 7.3% of our common stock.

Mr. Sullivan, a director of HCP, is a director of each of SCCI Healthcare Services Corporation and Covenant Care, Inc. During 2004, 2003 and 2002, SCCI Healthcare Services Corporation made payments of approximately $1.0 million, $1.3 million and $1.2 million, respectively, to HCP for a lease and a loan, which loan was paid in full in July 2004, related to two of its hospital properties, and Covenant Care, Inc. made payments of approximately $7.9 million, $7.6 million and $7.5 million, respectively, to HCP for the lease of certain of its nursing home properties. The agreements that required payment to HCP from SCCI Healthcare Services Corporation and Covenant Care, Inc. were entered into prior to Mr. Sullivan being elected a director of HCP.

On March 12, 2004, James G. Reynolds, our former Executive Vice President and Chief Financial Officer, filed a lawsuit against us and Kenneth B. Roath, the Company’s Chairman, and James F. Flaherty III, our Chief Executive Officer and a director. As previously reported, the Company settled this lawsuit on August 24, 2004. The settlement included a payment of $2.9 million to Mr. Reynolds of which the Company’s insurance carrier reimbursed us approximately $1.3 million.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2004, Ms. Cirillo and Messrs. McKee (Chair), Messmer and Sullivan served on the Compensation Committee. No member of the Compensation Committee is or has been a former or current executive officer or employee of HCP. None of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director or member of our Compensation Committee during the fiscal year ended December 31, 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires HCP’s directors and officers, and persons who own more than 10% of a registered class of HCP’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of our common stock. These people are required by SEC regulations to furnish HCP with copies of all these reports they file. To HCP’s knowledge, based solely on its review of the copies of such reports furnished to us and written representations from certain insiders that no other reports were required, all Section 16(a) filing requirements applicable to HCP insiders were complied with, except for the following: a Form 4 for Messrs. Henry and Sullivan, both dated January 26, 2004, and both of which reported the grant on January 21, 2004 of 1,200 shares of restricted common stock upon their joining the Board; a Form 4 for Mr. Henning, dated June 18, 2004, which reported the May 21, 2004 acquisition of 108 dividend equivalent shares described under “Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values”; a Form 4 for Mr. Maulbetsch, dated July 8, 2004, in connection with the payment on April 30, 2004 of 636 dividend equivalent rights related to the exercise of an option; a Form 4 for Mr. Roath, dated February 22, 2005, for the November 29, 2004 bona fide gift of 7,500 shares of common stock; and a Form 4 for Mr. Fanning, dated May 19, 2004, for the August 19, 2002 sale of 893 shares of common stock.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

Notwithstanding anything to the contrary set forth in any of HCP’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that refer to future filings for additional information, including specifically to this proxy statement, in whole or in part, the following report by the Audit Committee and the stock performance graph above shall not be considered to be a part of any such filing.

The Audit Committee of the Board of Directors is comprised of four directors and operates under a written charter adopted by the Board of Directors, as required by the rules of the New York Stock Exchange. The members of the Audit Committee are Messrs. Fanning, Henry, Rhein and Sullivan. The Board has determined, in accordance with the Board’s categorical standards, that each member of the Audit Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The primary purposes of the Audit Committee are to assist the Board with its oversight responsibilities regarding: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and independent auditor.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles and reviewing the Company’s quarterly financial statements. The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Audit Committee’s considerations and discussions referred to below do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

In the performance of its oversight function, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. The Company’s independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and the Audit Committee discussed with the independent accountants that firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC.

During the course of fiscal 2004, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Committee meeting. The Committee also held a number of special meetings to discuss issues as they arose. At the conclusion of the process, management provided the Committee with and the Committee reviewed a report on the effectiveness of the Company’s internal control over financial reporting. The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2005.

Audit Committee
Peter L. Rhein (Chairman)	Robert R. Fanning, Jr.	David B. Henry	Joseph P. Sullivan

AUDIT AND NON-AUDIT FEES

Fees Paid to Independent Auditors

The following table shows information about fees billed (including estimations for services rendered but not yet billed), by Ernst & Young LLP, our current independent public accountant during or related to 2004 and 2003.

	2004 ($ in thousands)	Percentage of 2004 Services Approved by Audit Committee	2003 ($ in thousands)	Percentage of 2003 Services Approved by Audit Committee
Audit fees (a)	$880.6	100%	$674.5	100%
Audit-related fees (b)	46.3	100	8.0	100
Tax fees (c)	85.8	100	98.0	100
All other fees	—	—	—	—

(a)	Audit fees include fees billed for the audit of the Company’s annual financial statements and the review of the financial statements included in the Company’s Quarterly Reports on Forms 10-Q. Audit fees in the year ended December 31, 2004 include the audit of internal control over financial reporting.

(b)	Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit, including consultation on various technical issues.

(c)	Tax fees include fees for tax compliance and consultation, including REIT qualification matters.

The Audit Committee considered whether the provision about the non-audit services by Ernst & Young LLP to HCP is compatible with maintaining the independence of Ernst & Young LLP and concluded that the independence of Ernst & Young LLP is not compromised by the provision of such services. The Audit Committee must pre-approve all audit and permissible non-audit services performed by the independent accountant, although such approval may be delegated to a subcommittee of the Audit Committee, provided that any pre-approvals made by a subcommittee related to audit and permissible non-audit services are presented to the full Audit Committee at its next scheduled meeting.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors and employees, including the Chief Executive Officer and all senior financial officers, including the Company’s principal financial officer and principal accounting officer and controller, as required by the Sarbanes-Oxley Act of 2002. The Code of Business Conduct and Ethics is posted on the Company’s website at www.hcpi.com. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request to the Corporate Secretary, Health Care Property Investors, Inc., 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806. Waivers from, and amendments to, the Code of Business Conduct and Ethics that apply to the Company’s Chief Executive Officer, senior financial officers or persons performing similar functions will be timely posted on the Company’s website at www.hcpi.com.

ELECTION OF DIRECTORS

(Proxy Item No. 1)

On May 7, 2004, the stockholders of the Company approved an amendment to the Company’s Charter to declassify the Board of Directors and provide for annual election of all directors. Pursuant to our Charter and Bylaws, the number of directors of the Company is currently set at ten (10). Each of the Directors elected at this annual meeting will serve until the 2006 annual meeting and until he or she is succeeded by another qualified director who has been elected or until his or her earlier resignation or removal.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Mary A. Cirillo, Robert F. Fanning, Jr., James F. Flaherty III, David B. Henry, Michael D. McKee, Harold M. Messmer, Jr., Peter L. Rhein, Kenneth B. Roath, Richard M. Rosenberg and Joseph P. Sullivan for election to the Board. Unless you specifically withhold authority in the attached proxy for the election of any of these directors, the persons named in the attached proxy will vote FOR the election of Ms. Cirillo and Messrs. Fanning, Flaherty, Henry, McKee, Messmer, Rhein, Roath, Rosenberg and Sullivan.

If any nominee becomes unavailable for any reason (which event is not anticipated), the shares that you vote by returning the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxies unless your proxy contains instructions to the contrary.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE TEN NOMINEES FOR DIRECTOR.

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

(Proxy Item No. 2)

The Audit Committee of the Board of Directors has selected the firm of Ernst & Young LLP as independent auditors for HCP for the fiscal year ending December 31, 2005, and is submitting its selection for ratification by our stockholders. Ernst & Young LLP have served as the Company’s independent accountant since May 2002. Subject to the matters discussed under “Audit Committee Report to Stockholders”, the Audit Committee carefully considered the firm’s qualifications as independent accountants for HCP. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established and any issues raised by the most recent quality control review of the firm. The Audit Committee’s review also included the matters regarding auditor independence discussed under “Audit Committee Report to Stockholders”, including whether the nature and extent of non-audit services would impair the independence of the accountants. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2004 are described under “Audit and Non-Audit Fees” above.

If the stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will consider the selection of other independent accountants. The Audit Committee retains the power to replace the independent accountants whose selection was ratified by stockholders if the Audit Committee determines that the best interests of HCP warrant a change of its independent accountants.

A representative of Ernst & Young LLP is expected to be present at the 2005 annual meeting and will have an opportunity to make a statement if s/he desires to do so. Ernst & Young LLP’s representative is expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS HCP’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2005.

ENVIRONMENTAL REPORT RESOLUTION

(Proxy Item No. 3)

Harrington Investments, Inc. of 1001 2nd Street, Suite 325, Napa, California 94559, owner of 800 shares of common stock of the Company for at least one year since the date of submission of the following proposal has given notice that it intends to present the following proposal at the annual meeting of stockholders. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below:

“WHEREAS:

Climate change is increasingly recognized as a serious environmental issue. Concerns about greenhouse (GHG) emissions and dependency on fossil fuels are leading to increasing interest in energy efficiency. This is particularly relevant for companies engaged in developing, owning and/or operating buildings. The commercial and industrial sectors contribute about 37% of the nation’s GHG emissions, with buildings alone contributing 15%. A study by the U.S. Department of Energy estimates that commercial buildings account for 27% of total electricity consumption in the U.S.

Although the United States has not ratified the Kyoto Treaty, at least half of U.S. states are addressing global warming through legislation, lawsuits or programs to reduce GHG emissions. Climate change and its implications for long-term shareholder value are also the focus of increasing investor attention. In 2003 investors representing over $10 trillion in assets signed on to the Carbon Disclosure Project asking companies to disclose emissions data and efforts to reduce them.

The Environmental Protection Agency (EPA) encourages companies to reduce GHG emissions and conserve energy through what is now a voluntary program, ENERGY STAR. In 1999 it introduced its national energy performance rating systems for buildings. The program provides assessment tools to help building managers achieve greater energy efficiency and realize associated cost savings. By the end of 2002, approximately 1,100 buildings nationwide had earned the Energy Star label and, as a group, these buildings use 40% less energy than the average building in the United States. Energy efficiency efforts ere estimated to have saved businesses and consumers more than $7 billion (net of investments in energy efficient technologies) in 2002.

Because using energy more efficiently avoids emissions from power plants, avoids the need for new power plants and reduces energy bills, sizable benefits can accrue. The EPA estimates that during 2002 efforts under the program saved enough energy to power 20 million homes and avoid GHG emissions equivalent to those produced by roughly 18 million cars. Roughly half of these energy savings were from the commercial and industrial sectors.

Because REITs are among the largest real estate owners in the U.S., they can benefit from implementing a comprehensive strategy to improve energy efficiency. The EPA estimates that utility costs make up nearly 1/3 of a typical office building’s operating expenses and that energy efficient operations can reduce energy bills for many businesses by 20 to 30 percent, leading to increased income and property values.

We believe that taking action to improve energy efficiency can result in financial and competitive advantages to the company. Conversely, inaction or opposition to emissions reduction and energy efficiency efforts could expose the company to regulatory and litigation risk, and reputation damage.

RESOLVED:

The shareholders request that a committee of independent directors of the Board assess how the company is responding to rising regulatory, competitive, and public pressure to increase energy efficiency and reduce greenhouse gas emissions and report to shareholders (at reasonable cost and omitting proprietary information) by September 1, 2005.”

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” APPROVAL OF THIS PROPOSAL 3 FOR THE FOLLOWING REASONS.

HCP recognizes that energy efficiency and reduction of greenhouse gas emissions are important issues. HCP is committed to the efficient use of its corporate resources, including energy resources. HCP takes responsibility for compliance with applicable federal and local environmental regulations where it does business.

As part of its energy efficiency program and strategies, HCP is a partner of the Environmental Protection Agency’s ENERGY STAR program, which is referenced in the proposal above. Our role as an ENERGY STAR partner demonstrates the seriousness with which we take these matters. As an ENERGY STAR partner, specifically, we are required to, among other things, further track and benchmark our energy performance and broaden our plan to reduce energy intensity across our facilities and operations by following the energy management strategy available through ENERGY STAR.

In addition to our partnership with ENERGY STAR, as part of our energy efficiency program, we have implemented several changes and improvements, including developing design standards for new construction to ensure efficient energy usage and replacing existing heating, ventilation and air conditioning equipment with current technology to conform to emissions requirements. In addition, we have taken steps to improve energy efficiency at specific sites, including installing energy efficient lighting, improving heating, ventilation and air conditioning controls and equipment and installing window film or heat recovery equipment.

Ensuring continued growth of stockholder value in a socially responsible manner requires a balanced assessment of all risks and rewards that HCP faces. We believe that the proposal before you would not meaningfully add information or value to these efforts. We believe that the action requested by the proponents of this proposal would not help reduce greenhouse gas emissions or improve our environmental performance. While we intend to continue to work internally and with our portfolio of properties to address the issues of greenhouse gas emissions and energy efficiency, we believe the proposal would add unnecessary work, cause us to incur additional expense and divert Board and management resources from our current efforts and programs to improve our environmental performance.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

VOTING PROCEDURES

The representation, in person or by properly executed proxy, of the holders of a majority of the shares of HCP common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Shares of HCP common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the annual meeting. Shares that abstain from voting on any proposal will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists, but will not be counted as votes cast.

Under the rules of the National Association of Securities Dealers, Inc., member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the NYSE, a member broker who holds shares in street name for customers has the authority to vote on certain items if it has transmitted proxy soliciting materials to the beneficial owner but has not received instructions from that owner. NYSE rules permit member brokers that do not receive instructions from their customers to vote on all three of the proposals discussed below in their discretion.

Election of Directors (Proxy Item No. 1)

The affirmative vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of a director. For the purposes of the election of directors, abstentions will have no effect on the outcome of the vote. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

Ratification of the Selection of Independent Auditors (Proxy Item No. 2)

The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for the ratification of the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2005. Abstentions as to this proposal will have no effect on the outcome of the vote.

Environmental Report Proposal (Proxy Item No. 3)

The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for approval of the proposal regarding a report on greenhouse gas emissions and energy efficiency. Abstentions as to this proposal will have no effect on the outcome of the vote.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

It is currently contemplated that HCP’s 2006 annual meeting of Stockholders will be held on or about May 11, 2006. In the event that a stockholder desires to have a proposal considered for presentation at the 2006 annual meeting of Stockholders, and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to the Corporate Secretary of HCP so that it is received no later than December 9, 2005. Any such proposal must comply with the requirements of HCP’s Bylaws and Rule 14a-8 promulgated under the Exchange Act.

If a stockholder, rather than including a proposal in HCP’s proxy statement as discussed above, commences his or her own proxy solicitation for the 2006 annual meeting of stockholders or seeks to nominate a candidate for election or to propose business for consideration at such meeting, HCP must receive notice of such proposal no earlier than February 11, 2005 and no later than March 13, 2006. If the notice is not received between February 11, 2006 and March 13, 2006, it will be considered untimely under HCP’s Bylaws, and HCP will have discretionary voting authority under proxies solicited for the 2006 annual meeting of Stockholders with respect to such proposal, if presented at the meeting.

Proposals and notices should be directed to the attention of the Corporate Secretary, Health Care Property Investors, Inc., 3760 Kilroy Airport Way, Suite 300, Long Beach, CA 90806.

OTHER MATTERS

The Board of Directors knows of no matters to be presented at the annual meeting other than those described in this proxy statement. Other business may properly come before the meeting, and in that event it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy card. If you choose this option, when the annual report and proxy materials are mailed to stockholders, you will either receive an electronic version of our annual report and proxy materials or you will receive a notice listing the website location of the annual report and proxy documents. Your choice to receive annual report and proxy material electronically will remain in effect until you notify HCP by mail that you wish to resume mail delivery of these documents. If you hold your HCP stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option. HCP encourages stockholders to register to receive future annual reports and materials via the Internet.

ALL STOCKHOLDERS ARE URGED TO VOTE IN PERSON OR TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

Edward J. Henning
Corporate Secretary

Long Beach, California

April 8, 2005

Annex A

Section II of HCP’s Corporate Governance Guidelines sets forth the categorical standards that the Board established and employed to assist in determining whether a relationship between any director and HCP is material and thus would disqualify such director from being independent:

Independence

A substantial majority of the Board shall consist of directors who are neither officers or employees of the Company or its subsidiaries nor have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who are otherwise “independent” under the rules of the New York Stock Exchange (“NYSE”). Except during periods of transition, or in other unusual circumstances, the Board would not expect to have more than one or two employee directors.

To be considered independent under the NYSE rules, the Board must determine that a director does not have any direct or indirect material relationship with the Company or its subsidiaries. Any relationship with the Company shall be deemed to be not material if:

•	The relationship does not preclude a finding of independence under Sections 303A.02(b)(i) through 303A.02(b)(v) of the New York Stock Exchange’s Listed Company Manual;

•	The relationship is not required to be disclosed pursuant to Section 404(b) of Regulation S-K adopted by the Securities and Exchange Commission; and

•	The relationship does not involve a director (or an immediate family member of the director) being an officer, director or trustee of a charitable organization where the Company’s (or an affiliated charitable foundation’s) annual discretionary charitable contributions to the charitable organization exceeds the greater of $1 million or five percent (5%) of that organization’s consolidated gross revenues. For purposes of this standard, “immediate family member” includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such director’s home.

A-1

HEALTH CARE PROPERTY INVESTORS, INC.

PROXY

ANNUAL MEETING OF STOCKHOLDERS—MAY 12, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, as a holder of Common Stock of Health Care Property Investors, Inc. (the “Company”), hereby appoints James F. Flaherty III and Peter L. Rhein as Proxies, with the full power of substitution, to represent and to vote as designated on this card all of the shares of Common Stock of the Company which the undersigned is entitled to vote at the annual meeting of Stockholders to be held on May 12, 2005 at 9:30 a.m., or any adjournment or postponement thereof.

Unless otherwise marked, this Proxy will be voted FOR the election to the Board of Directors of all nominees, FOR the ratification of Ernst & Young LLP as our independent auditors and AGAINST the shareholder proposal requiring an independent committee of the Board to issue a report on greenhouse gas emissions and environmental efficiency. If any other business is presented at the annual meeting of Stockholders, the Proxy will be voted in accordance with the discretion of the Proxies named above.

The Board of Directors recommends a vote “FOR” the nominees listed on the reverse side.

The Board of Directors recommends a vote “FOR” Proposal 2.

The Board of Directors recommends a vote “AGAINST” Proposal 3.

(IMPORTANT: PLEASE DATE AND SIGN

THE PROXY ON REVERSE SIDE)

To change your address, please mark this box.

To include any comments, please mark this box.

HEALTH CARE PROPERTY INVESTORS, INC.

P.O. BOX 11284

NEW YORK, N.Y. 10203-0284

HCP’s Proxy Statement and

Annual Report are available on

HCP’s web site at:

www.hcpi.com

PLEASE DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED ENVELOPE.

Votes must be indicated

(x) in Black or Blue ink.

1. ELECTION OF DIRECTORS: Mary A. Cirillo, Robert R. Fanning, Jr., James F. Flaherty III, David B. Henry, Michael D. McKee, Harold M. Messmer, Jr., Peter L. Rhein, Kenneth B. Roath, Richard M. Rosenberg and Joseph P. Sullivan.

FOR all nominees listed above

WITHHOLD AUTHORITY

to vote for all nominees listed

above

*EXCEPTIONS

FOR AGAINST ABSTAIN

2. Ratification of Ernst & Young LLP as independent auditors for the year ending December 31, 2005.

3. Approval of stockholder proposal to recommend issuance of report on greenhouse gas emissions and environmental efficiency.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the line provided below.)

*Exceptions:

If you consent to use HCP’s Internet site to receive all future annual reports and proxy statements, please mark this box. If you consent to the above, please type or print the electronic mail address below where we can send notifications and electronic reports to you. We may elect to send paper and/or electronic notifications to you. This consent will remain in effect until you notify HCP by mail that you wish to resume mail delivery of annual reports and proxy statements.

S C A N L I N E

Please mark, date and sign as your name appears above. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer and indicate the title of such officer. If shares are held jointly, each stockholder named should sign. If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

Date Share Owner sign here Co- Owner sign here